UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

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FORM 8-K

____________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2025

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Rent the Runway, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-40958	80-0376379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rent the Runway, Inc.
10 Jay Street
Brooklyn, New York 11201
(Address of principal executive offices, including zip code)

(212) 524-6860
(Registrant’s telephone number, including area code)

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	RENT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Recapitalization Transactions

On August 20, 2025, Rent the Runway, Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) between the Company and CHS US Investments LLC (the “Lender”), the lender under the Company’s credit agreement, dated as of July 23, 2018, by and among the Company, as borrower, the lenders from time to time party thereto and CHS (US) Management LLC (as successor-in-interest to Double Helix Pte Ltd.), as administrative agent (“Agent”) (as amended, restated, supplemented, revised or otherwise modified to date, the “Existing Credit Agreement”), in connection with the Company’s proposed recapitalization transactions (the “Recapitalization Transactions”) to enhance the Company’s financial position and financial flexibility by significantly reducing its existing indebtedness, improving its borrowing rate and extending the maturity of its remaining indebtedness, as further described below. Capitalized terms used but not otherwise defined herein have the meaning set forth in the Exchange Agreement.

In connection with its entry into the Exchange Agreement, on August 20, 2025, the Company also entered into (i) an investor rights agreement (the “Investor Rights Agreement”), by and among the Company, Lender, Gateway Runway, LLC (“Nexus”), S3 RR Aggregator, LLC (“Story3” and, collectively with Nexus and Lender, the “Investor Group”) and certain entities affiliated with Jennifer Hyman, (ii) an amendment to the employment agreement with Ms. Hyman, the Company’s Co-Founder, Chief Executive Officer, President and Chair (the “Amended Employment Agreement”), (iii) an amendment to the Rent the Runway, Inc. Transaction Bonus Plan (the “Amended Transaction Bonus Plan”), (iv) a rights offering backstop agreement (the “Rights Offering Backstop Agreement”), by and among the Company and the Investor Group, (v) a debt and equity purchase agreement (the “Debt and Equity Purchase Agreement”), by and among the Company, Agent and the Investor Group, and (vi) a conversion notice and proxy (the “Conversion Notice and Proxy”) with each of the holders of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”), each as further described below.

In addition, upon the closing of the Exchange Transactions (as defined below) (the “Closing”), the Company shall enter into an amended and restated credit agreement (the “New Credit Agreement”), by and among the Company, as borrower, Agent, as the administrative agent, and the Investor Group, substantially in the form of Exhibit F to the Exchange Agreement, to evidence the new term loans that will result, upon the Closing, from the transactions described below.

The Company’s board of directors (the “Board”), acting on the unanimous recommendation of the finance committee of the Board (the “Finance Committee”), with the Finance Committee being comprised of independent and disinterested directors formed for the purpose of considering potential financing and strategic transactions, such as the Recapitalization Transactions, unanimously (with Ms. Hyman abstaining) (i) determined that the terms of the Exchange Agreement and the other Principal Transaction Documents and the Transactions, including the Exchange Transactions (as defined below), are fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) determined that it is in the best interests of the Company and the Company’s stockholders and declared it advisable that the Company enter into the Exchange Agreement and the other Principal Transaction Documents, (iii) approved the execution and delivery by the Company of the Exchange Agreement and the other Principal Transaction Documents, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained therein, (iv) resolved to recommend that the Company’s stockholders vote to approve the issuance of the Exchange Stock (as defined below) and the issuance of shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”) issuable pursuant to the Rights Offering Backstop Agreement, the MIP (as defined below) and the Thirteenth Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Charter”), substantially in the form of Exhibit D to the Exchange Agreement, to be effective immediately prior to the Closing, in each case, pursuant to the terms of the Exchange Agreement, and (v) directed that the matters in clause (iv) be submitted for approval by the Company’s stockholders.

Exchange Agreement

Pursuant to the Exchange Agreement, at the Closing, Lender would (i) exchange $100 million of existing outstanding indebtedness owing to Lender under the Existing Credit Agreement on a dollar-for-dollar cashless basis for new term loans under the New Credit Agreement (“Exchange Consideration Term Loans”) and (ii) contribute all outstanding indebtedness owing to Lender under the Existing Credit Agreement in excess thereof to the Company in exchange for newly issued shares of the Class A Common Stock, equal to 86% of the number of shares of Common Stock outstanding as of the Closing (after giving effect to the Conversions (as defined below), but before giving effect to the Rights Offering (as defined below) and the MIP Pool (as defined below)) (the “Exchange Stock”) (collectively, the “Exchange Transactions”).

In connection with the Exchange Agreement, all of the holders of the Class B Common Stock (the “Proxy Stockholders”) executed and delivered a Conversion Notice and Proxy (collectively, the “Conversion Notices”), pursuant to which each such Proxy Stockholder (i) opted to convert his, her or its respective shares of Class B Common Stock into shares of Class A Common Stock pursuant to the Company’s certificate of incorporation, effective immediately prior to (A) the effectiveness of the Amended and Restated Charter, or (B) if stockholder approval of the Amended and Restated Charter is not obtained, the Closing (the “Conversions”), and (ii) granted to certain officers of the Company, at the request of the Board, a proxy to vote (or cause to be voted) all shares of Common Stock held by such Proxy Stockholders at the meeting of stockholders to be held to obtain the approval of all actions presented to the Company’s stockholders by the Board that are necessary and desirable in connection with the Recapitalization Transactions, including the issuance of the Exchange Stock, to the extent required by Nasdaq rules, the issuance of shares issuable pursuant to the Rights Offering Backstop Agreement, and the Amended and Restated Charter (the proxy described in this clause (ii), the “Proxy”).

The Closing is not subject to a financing condition, but is subject to certain conditions to Closing, including (i) approval of the Company’s stockholders (the “Company Stockholder Approval”) of the issuance of the Exchange Stock pursuant to the Exchange Agreement and the amendment and restatement of the Company’s Amended and Restated 2021 Incentive Award Plan (as further described below), (ii) absence of any order or injunction prohibiting the consummation of the Transactions, (iii) consummation of the Rights Offering, (iv) substantially simultaneous consummation of the sale transactions contemplated by the Debt and Equity Purchase Agreement, (v) entry by the Company and the Investor Group into the New Credit Agreement and effectiveness thereof, (vi) adoption of amended and restated bylaws, (vii) subject in certain cases to customary materiality qualifiers, the accuracy of the representations and warranties contained in the Exchange Agreement and compliance with the covenants contained in the Exchange Agreement and (viii) no Company Material Adverse Effect having occurred since the date of the Exchange Agreement that is continuing.

The Exchange Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its businesses in the ordinary course between the execution of the Exchange Agreement and the Closing, not to engage in certain kinds of transactions during such period (including payment of dividends outside of the ordinary course or as otherwise permitted under the Exchange Agreement), to convene and hold a meeting of its stockholders to consider and vote upon Company Stockholder Approval, to seek approval from the Company’s stockholders of the Amended and Restated Charter, to conduct the Rights Offering, and, subject to certain customary exceptions, for the Board to recommend that its stockholders approve the issuance of the Exchange Stock pursuant to the Exchange Agreement, to the extent required by Nasdaq rules, the issuance of shares issuable pursuant to the Rights Offering Backstop Agreement, and the Amended and Restated Charter. The Exchange Agreement also contains customary representations, warranties and covenants of Lender.

The Exchange Agreement contains a customary “no-shop” provision that restricts the Company’s ability to, among other things, solicit Takeover Proposals from third parties and to provide non-public information to, and engage in discussions or negotiations with, third parties regarding Takeover Proposals. The “no-shop” provision allows the Company, under certain circumstances and in compliance with certain obligations set forth in the Exchange Agreement, to provide non-public information to any person and its representatives that has made a bona fide Takeover Proposal that either constitutes, or would reasonably be expected to lead to, a Takeover Proposal.

The Exchange Agreement contains certain termination rights for both the Company and Lender. The Company shall pay to Lender a fee of $6,000,000 if: (i) Lender terminates the Exchange Agreement as a result of an Adverse Recommendation Change by the Board; (ii) the Company terminates the Exchange Agreement to enter into a definitive agreement for a Superior Proposal; or (iii) a Takeover Proposal has been made and thereafter the Exchange Agreement is terminated as a result of the Exchange Transactions not having been consummated on or before 11:59 p.m., Eastern time, on February 20, 2026 (as such date may be extended pursuant to any written agreement to so extend that is executed by the Company and Lender), the Company Stockholder Approval not having been obtained, the Company’s breach of its representations, warranties or covenants in a manner that would cause the related conditions to Closing to not be met or a Proxy Stockholder having rescinded, revoked, withdrawn, repudiated or challenged the validity or effectiveness of their respective Conversion Notices or Proxy (a “Proxy Revocation”), and within 12 months of such termination the Company or any of its subsidiaries consummates a specified Takeover Proposal or enters into a definitive agreement providing for a specified Takeover Proposal. The Company shall pay to Lender a fee of $2,000,000 if Lender terminates the Exchange Agreement as a result of a Proxy Revocation (which shall be creditable against the $6,000,000 termination fee). The Exchange Agreement also provides that either party may specifically enforce the other party’s obligations under the Exchange Agreement.

Pursuant to the Exchange Agreement, Lender and the Company shall take all actions as may be necessary to cause, upon the Closing, the Board to consist of seven members, including Ms. Hyman, a director selected by Ms. Hyman and approved by the Investor Group, a director designated by Nexus, a director designated by Story3 and three directors designated by the Board and subject to the approval of the Investor Majority (as defined in the Investor Rights Agreement).

The description of the terms of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

New Credit Agreement Terms

The New Credit Agreement, when entered into in accordance with the terms of the Exchange Agreement, will amend and restate the Existing Credit Agreement and provide for $120 million in aggregate principal amount of term loans comprised of (x) $100 million of Exchange Consideration Term Loans and (y) $20 million of new money term loans to be provided by the Investor Group at the Closing (the “New Money Term Loans”). All such term loans would mature on the fourth anniversary of the Closing and bear interest, at the Company’s option, at either (i) a bank reference rate, plus 4.00% or (ii) term SOFR plus 5.00%, in each case per annum. The New Credit Agreement would also modify the Existing Credit Agreement in certain other respects, including by temporarily reducing the minimum liquidity maintenance covenant from $30 million to $15 million, which reduced minimum liquidity maintenance covenant applies during the period from the Closing Date until February 20, 2027 and thereafter reverts to $30 million.

The description of the terms of the New Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of such agreement attached to the Exchange Agreement, which is attached hereto as Exhibit F to Exhibit 10.1 and incorporated herein by reference.

Debt and Equity Purchase Agreement

Pursuant to the Debt and Equity Purchase Agreement, subject to the terms and conditions thereof, each of Nexus and Story3 has agreed to enter into the New Credit Agreement, to provide its share of the New Money Term Loans, and to purchase (i) $15 million of the Exchange Consideration Term Loans and (ii) 15% of the Exchange Stock from Lender for an aggregate purchase price of $15 million immediately following the Closing. Consummation of the sale transactions under the Debt and Equity Purchase Agreement is conditioned only on the substantially simultaneous closing of the Exchange Transactions.

The description of the terms of the Debt and Equity Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Debt and Equity Purchase Agreement.

Investor Rights Agreement

Pursuant to the Investor Rights Agreement, which takes effect upon the closing of the Exchange Transactions, the Company will be required to prepare and file with the Securities and Exchange Commission (the “SEC”), within 20 days following the Closing, a shelf registration statement registering the resale of Class A Common Stock held by Ms. Hyman and the Investor Group, and will grant certain demand, piggyback and shelf registration rights to Ms. Hyman and the Investor Group.

The Investor Rights Agreement also provides for certain Board designation rights of the Investor Group and Ms. Hyman following the Closing. Pursuant to the Investor Rights Agreement, for so long as they meet certain minimum ownership thresholds, each of Nexus and Story3 will be entitled to designate one director to the Board, and the Board will designate three directors to the Board, subject to the approval of the Investor Majority and after considering in good faith Ms. Hyman’s views in connection therewith. In addition, the Investor Rights Agreement provides that, so long as Ms. Hyman serves as Chief Executive Officer of the Company, she will be designated as a member of the Board, and, for so long as she continues to own a specified minimum number of Class A Common Stock, Ms. Hyman will be entitled to appoint one additional director to the Board, subject to the reasonable approval of the Investor Majority. Subject to certain minimum ownership thresholds, each of Ms. Hyman, Nexus and Story3 would also be entitled to appoint a non-voting Board observer, and the Lender would be entitled to appoint two non-voting Board observers; provided, that (i) each of Story3 and Nexus shall have the right to designate one Board observer in total pursuant to the Investor Rights Agreement and the New Credit Agreement and (ii) the Lender shall have the right to designate two Board observers in total pursuant to the Investor Rights Agreement and the New Credit Agreement.

The description of the terms of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Rights Offering Backstop Agreement

Pursuant to the Exchange Agreement, the Company has agreed to prepare and file with the SEC a registration statement on Form S-1 in connection with a $12,500,000 rights offering by the Company (the “Rights Offering”). Under the Rights Offering Backstop Agreement, the Investor Group agreed to purchase from the Company, at a price of $4.08 per share, all unsubscribed shares of the Class A Common Stock to be issued in connection with the Rights Offering, on the terms and subject to the conditions set forth in the Rights Offering Backstop Agreement. The completion of the Rights Offering, as well as the Investor Group’s obligations to complete the purchase of shares pursuant to the Rights Offering Backstop Agreement, are subject to certain customary conditions, including among others, that a registration statement with respect to the Rights Offering has been declared and remains effective and, to the extent required by Nasdaq rules, stockholder approval of the purchase of shares pursuant to the Rights Offering Backstop Agreement.

The description of the terms of the Rights Offering Backstop Agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Fourteenth Amendment

Concurrently with entry into the Exchange Agreement, the Company entered into a Fourteenth Amendment to the Existing Credit Agreement. The Fourteenth Amendment provides that, until the Relief Termination Date (as defined therein), (i) interest that would otherwise be payable in cash will be capitalized and (ii) the liquidity financial covenant level will be reduced to $15 million. In addition, the Fourteenth Amendment increases the number of Board observers permitted to be designated by the Agent from one to two and defers the operation of certain other financial covenants until the end of the fiscal year ending January 31, 2026. Relief under the Fourteenth Amendment generally continues until the earliest of the Outside Date (as defined in the Exchange Agreement), termination of the Exchange Agreement (with an additional 30-day relief period in certain circumstances) and the occurrence of the Closing.

The description of the terms of the Fourteenth Amendment does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Exchange Agreement and the issuance of the Exchange Stock is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Incentive Plan

The Exchange Agreement requires that the Company take all actions necessary to increase the maximum number of shares of Class A Common Stock authorized for issuance under the Company’s Amended and Restated 2021 Incentive Award Plan, subject to stockholder and Board approval, by a number of shares of Class A Common Stock (such shares, the “MIP Pool”) equal to approximately 18.3% of the shares of Class A Common Stock outstanding immediately prior to the Closing, determined on a fully diluted basis (the “MIP”).

Amendment to Ms. Hyman’s Employment Agreement

In connection with the entry into the Exchange Agreement and with effectiveness contingent on the Closing, on August 20, 2025, the Company and Ms. Hyman entered into the Amended Employment Agreement. The Amended Employment Agreement provides, among other things, for an initial term that expires on January 31, 2030, subject to automatic one-year extensions unless one party provides the other with notice not more than 90 days prior to the expiration of the term.

The Amended Employment Agreement further provides that, within 30 days following the Closing, the Company will grant Ms. Hyman an award from the MIP Pool in respect of 5% of the shares of Class A Common Stock outstanding immediately following the Closing in accordance with the Exchange Agreement, assuming target-level performance, or 7.5% assuming maximum performance.

In addition, the Amended Employment Agreement reduces the cash severance that Ms. Hyman is eligible to receive. Under the terms of the Amended Employment Agreement, Ms. Hyman will be eligible for a cash severance payment in an amount equal to (i) her applicable “severance multiplier,” multiplied by (ii) her then-current annual base salary and annual target bonus. Her “severance multiplier” will be equal to 1.5 in the event that during either the 12-month period following the

Closing or the 24-month period following a “change in control,” her employment is terminated by the Company without “cause” or, in certain specified circumstances, she resigns for “good reason” (each, as defined in the Amended Employment Agreement). Her severance multiplier will be 1.0 in the event that her employment is terminated by the Company without cause or she resigns for good reason other than under the circumstances described in the immediately preceding sentence.

Transaction Bonus Plan Amendment

In connection with the entry into the Exchange Agreement, on August 20, 2025, the Compensation Committee of the Board approved the Amended Transaction Bonus Plan. The Amended Transaction Bonus Plan provides that each participant will no longer be eligible for the participant’s free cash flow bonus and the participant’s base transaction bonus (the “Base Transaction Bonus”) will not be paid in full upon the Closing. Instead, the Base Transaction Bonus will be paid 25% at Closing (the “Closing Installment”), 6.25% on the 18-month, 24-month, 30-month and 36-month anniversaries of the Closing (each, a “Semi-Annual Installment”), with the final 50% becoming payable on the earlier of January 31, 2030, and the date of a change in control (which does not include the Recapitalization Transactions), in the case of the final 50%, based on the satisfaction of financial or stock price-based performance measures (as applicable), provided that the participant remains employed through the date each Base Transaction Bonus installment is paid. The Closing Installment and each Semi-Annual Installment are subject to repayment to the Company, net of taxes paid with respect thereto, if the participant terminates their employment prior to the applicable vesting date other than due to a “good leaver termination” (as defined in the Amended Transaction Bonus Plan). The Closing Installment will vest 25% on each of the first four anniversaries of the Closing, the first Semi-Annual Installment will vest 33% on each of the second, third and fourth anniversary of the Closing, the second and third Semi-Annual Installments will each vest 50% on each of the third and fourth anniversary of the Closing, and the fourth Semi-Annual Installment will fully vest on the fourth anniversary of the Closing.

The Amended Transaction Bonus Plan will be automatically void and the existing Transaction Bonus Plan will continue in effect, if the Exchange Agreement is terminated and the Closing does not occur.

The description of the terms of the Amended Transaction Bonus Plan does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Director Resignation

On August 19, 2025, Gwyneth Paltrow, a member of the Board, tendered her resignation from the Board and all committees on which she served, effective immediately. Ms. Paltrow’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Contingent Resignations

On August 20, 2025, Timothy Bixby, Jennifer Fleiss, Scott Friend, Beth Kaplan, Daniel Rosensweig and Michael Roth tendered their resignation from the Board and all committees on which they serve, contingent upon the consummation of the Recapitalization Transactions and the Board accepting such resignations, to be effective upon acceptance. The resignations were not a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices, and were tendered solely to facilitate the Recapitalization Transactions and reconstitute the Board pursuant to the terms of the Exchange Agreement, as described above.

Item 8.01	Other Events.

On August 21, 2025, the Company issued a press release announcing entry into the Recapitalization Transactions. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. On August 21, 2025, the letter attached hereto as Exhibit 99.2 to this Current Report on Form 8-K was disseminated in connection with the announcement of the Recapitalization Transactions and is incorporated herein by reference.

Important Information for Investors and Stockholders

The issuance of the Exchange Stock in connection with the Recapitalization Transactions will be submitted to the Company’s stockholders for their consideration, and the Company will file a proxy statement with the SEC to be used to solicit stockholder approval of the proposed transactions, as well as other relevant documents concerning the Recapitalization Transactions. The Company’s stockholders are urged to read the proxy statement regarding the proposed Recapitalization Transactions when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. The proxy statement, as well as other filings containing information about the Company, will be available on the SEC’s website (http://www.sec.gov). Copies of the proxy statement and any documents incorporated by reference therein will also be provided to the Company’s stockholders, without charge, by directing a request to: Rent the Runway, Inc., 10 Jay Street, Brooklyn, New York 11201, Attention: Corporate Secretary, or investors@renttherunway.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Recapitalization Transactions. Information concerning persons who may be deemed participants in the solicitation of the Company’s stockholders under the rules of the SEC will be set forth in the proxy statement when it is filed with the SEC.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, the timing, completion and anticipated benefits of the proposed Recapitalization Transactions and the Rights Offering, the ability to obtain stockholder approval, future investments in the Company’s business, statements regarding the Company’s business strategy and objectives, and the impact of the Recapitalization Transactions on the Company’s multi-year transformational plan. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Current Report on Form 8-K may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include: the completion of the proposed Recapitalization Transactions on anticipated terms, or at all, and timing of completion, including obtaining approval for the proposed Recapitalization Transactions from the Company’s stockholders; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations and other conditions to the completion of the proposed Recapitalization Transactions, including the possibility that any of the anticipated benefits of the proposed Recapitalization Transactions will not be realized or will not be realized within the expected time period; potential litigation relating to the proposed Recapitalization Transactions that could be instituted against the Company or its directors and officers; the risk that disruptions from the proposed Recapitalization Transactions will harm the Company’s business, including current plans and operations and that management’s time and attention will be diverted on transaction-related issues; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Recapitalization Transactions; rating agency actions; potential business uncertainty, including the outcome of commercial negotiations and changes to existing business relationships during the pendency of the proposed Recapitalization Transactions that could affect the Company’s financial performance and operating results; certain restrictions during the pendency of the proposed Recapitalization Transactions that may impact the Company’s ability to pursue certain business opportunities or strategic transactions or otherwise operate the Company’s business; dilution caused by the Company’s issuance of additional shares of the Class A Common Stock in connection with the proposed Recapitalization Transactions; the possibility that the Recapitalization Transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the Company’s ability to drive future growth or manage the Company’s growth effectively; the highly competitive and rapidly changing nature of the global fashion industry; risks related to the macroeconomic environment; changes in global trade policies, tariffs, and other measures that could restrict international trade; the Company’s ability to cost-effectively grow its customer base; any failure to attract or retain customers; the Company’s ability to accurately forecast customer demand, acquire and manage the Company’s offerings effectively and plan for future expenses; risks arising from the restructuring of the Company’s operations; the Company’s reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; risks related to shipping, logistics and the Company’s supply chain; the Company’s ability to remediate its material weaknesses in its internal control over financial reporting; laws and regulations applicable to the Company’s business; the Company’s reliance on the experience and expertise of its senior management and other key personnel; the Company’s ability to adequately obtain, maintain, protect and enforce its intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with the Company’s brand and manufacturing partners; the Company’s reliance on third parties to provide payment processing infrastructure underlying its business; the Company’s dependence on online sources to attract consumers and promote its business which may be affected by third-party interference or cause its customer acquisition costs to rise;

failure by the Company, the Company’s brand partners, or third party manufacturers to comply with its vendor code of conduct or other laws; risks related to the Company’s debt, including the Company’s ability to comply with covenants in the Company’s credit facility; risks related to the Class A Common Stock and ownership structure; and risks related to future pandemics or public health crises.

Information regarding risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2025, and in the section entitled “Risk Factors” in the Company’s other periodic reports filed with the SEC. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Exchange Agreement, dated August 20, 2025, by and between the Company and Lender
10.2	Investor Rights Agreement, dated August 20, 2025, by and among the Company, the Investor Group and entities affiliated with Jennifer Hyman
10.3	Rights Offering Backstop Agreement, dated August 20, 2025, by and among the Company and the Investor Group
10.4	Fourteenth Amendment to the Credit Agreement, dated August 20, 2025, by and among the Company, CHS (US) Management LLC, as the administrative agent, and Lender
10.5	Amendment No. 2 to Rent the Runway, Inc. Transaction Bonus Plan
99.1	Press release, dated August 21, 2025, announcing the Recapitalization Transactions
99.2	Letter from the Chief Executive Officer of Rent the Runway, Inc. to Employees, dated August 21, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT THE RUNWAY, INC.

By:	/s/ Siddharth Thacker
Name: Siddharth Thacker
Title: Chief Financial Officer

Dated: August 21, 2025